NEUBERGER & BERMAN MANAGEMENT INCORPORATED
                                MANAGEMENT AGREEMENT

                                     SCHEDULE A

              The Series of Income Managers Trust currently subject to this Agreement are as follows:



     Neuberger & Berman Cash Reserves Portfolio
     Neuberger & Berman Government Money Portfolio
     Neuberger & Berman Limited Maturity Bond Portfolio
     Neuberger & Berman Municipal Money Portfolio
     Neuberger & Berman Municipal Securities Portfolio
     Neuberger & Berman New York Insured Intermediate Portfolio
     Neuberger & Berman Ultra Short Bond Portfolio


     DATED:  February 2, 1996